UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2005

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

(Exact name of registrant as specified in its charter)

Pennsylvania	0-14841	22-2476703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Franklin Plaza, Burlington, New Jersey	08016-4907
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 609-386-2500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2005 pursuant to a Letter Agreement with Amazon.com Inc. (“Amazon”) registrant sold its 16,765 ordinary shares in MobiPocket.com S.A. (“MobiPocket”) to Amazon in connection with the purchase by Amazon of all the outstanding shares of MobiPocket.

Pursuant to the Letter Agreement, registrant received approximately $2.5 million in cash on March 30, 2005. Registrant expects to realize a gain on the transaction of approximately $1.7 million in the quarter ending March 31, 2005.

In connection with the sale, registrant and Amazon have entered into a series of agreements, including a Framework for Technology Collaboration Agreement pursuant to which registrant has secured rights to an ongoing software development and distribution relationship with Amazon in connection with registrant’s next generation handheld electronic reference products and electronic content reader devices and by which certain cross licenses were established. The agreements also provide for registrant to continue to utilize MobiPocket’s wholesale electronic content distribution system.

Section 8 - Other Events

Item 8.01 Other Events.

On March 30, 2005 registrant issued a press release covering its sale of MobiPocket common stock and the ongoing agreements with MobiPocket.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibit.

Exhibit 99.1 – Registrant’s press release dated March 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN ELECTRONIC PUBLISHERS, INC. (Registrant)
Date March 30, 2005
	By:	/s/ Barry J. Lipsky
	Name:	Barry J. Lipsky
	Title:	President, CEO